Exhibit 4.2

BLOCKSTACK PBC PARTICIPANT QUESTIONNAIRE

1.                             U.S. Person or Entity Status.

☐                                    I represent and warrant that the Participant is a United States citizen or resident or a corporation, partnership, limited liability company, trust, or equivalent legal entity organized under the laws of any state of the United States.

[☐                                I represent and warrant that the International Participant is not a United States citizen or resident, corporation, partnership, limited liability company, trust or equivalent legal entity organized under the laws of any state of the United States.](1)

2.                                                                                      ERISA.  Benefit Plan Investor Status.  I represent and warrant that the Participant is not, and neither I nor the Participant is acting (directly or indirectly) on behalf of, any of the following:

☐ An employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act (“ERISA”)), whether or not the plan is subject to Title I of ERISA; a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code (“Code”); a “benefit plan investor” within the meaning of 29 C.F.R. Section 2510.3-101; a “governmental plan” within the meaning of Section 3(32) of ERISA; or a person that is deemed to hold “plan assets” under the ERISA plan assets regulations, and consequently subject to regulation under ERISA.

☐ An entity 25% or more of the value of any class of equity of which is held by entities described in the paragraph above; provided that for purposes of making the determination, the value of any equity interest held by a person (other than an entity described in the beginning of this item) who has discretionary authority or control with respect to the assets of the entity or a person who provides investment advice for a fee (direct or indirect) with respect to those assets, or any affiliate of that person, will be disregarded.

☐ A “benefit plan investor” based on the immediately preceding item, that is subject to Title I of ERISA or Section 4975 of the Code.

(1)  Text to be included in the participation agreement provided to participants subject to international jurisdictions.

3.                                      Participant Information.

Signatory name:
Entity Name:

Signatory title (if applicable):

Entity address:

E-Mail Address:

ADDITIONAL AGREEMENT FOR RECEIPT OF STACKS TOKENS

This Additional Agreement for Receipt of Stacks Tokens (the “Agreement”) applies to the participation in the App-Rewards Mining Program (the “Program”) for the Stacks Tokens issued by Blockstack PBC, a Delaware public benefit corporation (the “Company”), and is made and entered into by and between the undersigned (the “Participant” or “you”) and the Company.  Subject to the terms and conditions provided in this Agreement, and to the terms of the other Participant Agreements, as defined below, the Participant wishes to participate in the Program in order to obtain the opportunity to receive certain Stacks Tokens (the “Tokens”), as set forth in Section 1, offered pursuant to the offering circular with respect to the offer and sale of the Tokens in effect and filed with the Securities and Exchange Commission (“SEC”) under Regulation A (“Regulation A”) under the Securities Act of 1933, as amended (“Securities Act”) as of the date hereof (the “Offering Circular”), and that may be used in connection with a blockchain network developed by the Company that is governed by the Blockstack Core software available at https://github.com/blockstack/blockstack-core (the “Network”). If you are not eligible to participate in the Program, or do not agree to the terms of this Agreement, then you do not have our permission to participate in the Program.

ARBITRATION NOTICE. PLEASE REVIEW THE PARTICIPANT AGREEMENTS, INCLUDING THE TERMS OF SERVICE AND PROGRAM TERMS (AVAILABLE AT THE LINKS INCLUDED BELOW) FOR IMPORTANT INFORMATION ABOUT YOUR RIGHTS AND REMEDIES, INCLUDING LIMITS ON THE COMPANY’S LIABILITY TO YOU, UNDER THIS AGREEMENT.

•      BY ACCEPTING THIS AGREEMENT, YOU AGREE THAT DISPUTES ARISING UNDER THIS AGREEMENT WILL BE RESOLVED BY BINDING, INDIVIDUAL ARBITRATION AS SET FORTH IN THE TERMS OF SERVICE. This provision shall not apply to claims arising under the U.S. federal securities laws.

•      BY ACCEPTING THIS AGREEMENT, YOU ARE WAIVING THE RIGHT TO A TRIAL BY JURY OR TO PARTICIPATE IN ANY CLASS ACTION OR REPRESENTATIVE PROCEEDING. YOU AGREE TO GIVE UP YOUR RIGHT TO GO TO COURT to assert or defend your rights under this contract (except for matters that may be taken to small claims court as described in the Terms of Service). Your rights will be determined by a NEUTRAL ARBITRATOR and NOT a judge or jury. This provision shall not apply to claims arising under the U.S. federal securities laws.

•      BY CLICKING THE CHECKBOX BELOW, YOU ACCEPT THIS AGREEMENT AND ACKNOWLEDGE AND AGREE THAT: You have read and understood, and, as a condition to your participation in the program, you agree to be bound by, the following terms and conditions, including the Participant Agreements.

•      You consent to the Company’s Privacy Notice and agree to transact business with the company and to receive communications related to the tokens and to this agreement electronically.

•      You have read the Offering Circular. The offering of Tokens (the “Offering”) is described in the Offering Circular that is available through the online website platform www.app.co/mining (the “Site”), which is owned and operated by the Company, as well as on the SEC EDGAR website.  It is the responsibility of the Participant to read the Offering Circular.

[A.           The offering of Tokens (the “Offering”) is described in the Offering Circular that is available through the online website platform www.app.co/mining  (the “Site”), which is owned and operated by the Company, as well as on the SEC EDGAR website.  It is the responsibility of the International Participant to read the Offering Circular and all other International Participation Information (defined below).  While these documents are subject to change, the Company advises the International Participant to print and retain a copy of these documents for the International Participant’s records.  By signing this Agreement electronically, the International Participant agrees to be bound by the terms of the International Participant Agreements, as defined below, with respect to the International Participant’s participation in the Program, and the International Participant agrees that by signing this Agreement electronically, the International Participant is also deemed to have signed each of the remaining International Participant Agreements, to consent to the Company’s Privacy Notice, and to agree to transact business with the Company and to receive communications relating to the Tokens electronically.](1)

(1) Text to be included in the participation agreement provided to participants subject to international jurisdictions.

DEFINITIONS. Except as the context otherwise requires, any reference in this Agreement to:

1.             “Participation Information” shall mean collectively:

a.             The Participant Agreements;

b.             The Offering Circular;

c.             All exhibits to the offering circular, including all “testing the waters” materials filed therewith in compliance with Rule 255 under the Securities Act; and

d.             The privacy notice for the Company and its affiliates (the “Privacy Notice”) available at https://app.co/privacy.

2.             “Blockstack Parties” shall mean the Company, and any of its affiliates, and each of their respective directors, managers, officers, shareholders, members, partners, employees or agents.

3.             “Participant” shall mean the natural person (whether individually or jointly with another person) or entity participating in the Program in order to obtain the opportunity to receive Tokens.

4.             “Participant Agreements” shall mean collectively:

a.             The questions and responses provided by the Participant in the course of completing the “participation flow” process, including without limitation the account information questionnaire, on the Site (the “Participant Questionnaire”);

b.             The terms of service for the Site (the “Terms of Service”) available at https://app.co/terms;

c.             The Program Terms for the Program (the “Program Terms”) available at https://app.co/mining/terms; and

d.             This Agreement, which sets forth the terms representations and agreements made in connection with participation in the Program and receipt of any Tokens.

PARTICIPANT’S REPRESENTATIONS, WARRANTIES AND COVENANTS

1.             Participant’s Review of Information and Participation Decision.

1.1.         The Participant acknowledges and understands that it is solely the Participant’s responsibility to read the Participation Information and any other risks set forth in this Agreement and make a determination to participate in the Program in order to obtain the opportunity to receive the Tokens.  The Company’s operations, financial condition, and results of operations could be materially and adversely affected by any one or more of those risk factors, as could the underlying value of each Participant’s Tokens, which may lead to the Tokens losing all value. The Participant and/or the Participant’s advisers, who are not affiliated with and not compensated directly or indirectly by any of the Blockstack Parties, have such knowledge and experience in business and financial matters as will enable them to utilize the information which they have received in connection with the Company, its business and the Network to evaluate the merits and risks of participation, to make an informed decision and to protect Participant’s own interests in connection with its participation in the Program.  The Participant understands that Wilson, Sonsini, Goodrich & Rosati, P.C. acts as counsel only to the Company and does not represent the Participant or any other person by reason of any receipt of the Tokens.

1.2.         The Participant is participating in the Program without being furnished any offering literature other than the Participation Information, and is making this participation decision solely in reliance upon the information contained in the Participation Information and upon any investigation made by the Participant or Participant’s advisers, but not on any recommendation to participate in the Program in order to obtain the opportunity to receive the Tokens by any Blockstack Party.

1.3.         The Participant’s participation in the Program is consistent with the purposes, objectives and cash flow requirements of the Participant.

1.4.         The Participant understands that the Tokens are a speculative investment that involves a substantial degree of risk of loss, and the Participant understands and is fully cognizant of the risk factors related to the Program.  The Participant has received and has had the opportunity to review the Participation Information including the risk factors set forth in the Offering Circular.  Neither the Company nor anyone on its behalf has made any representations (whether written or oral) to the Participant (i) regarding the future value or utility of the Tokens or (ii) that the past business performance and experience of the Blockstack Parties or the Network will in any way predict the current or future value or utility of the Tokens.

1.5.         The Participant understands that any forecasts or predictions as to the Company’s or the Network’s performance are based on estimates, assumptions and forecasts that the Company believes to be reasonable but that may prove to be materially incorrect, and no assurance is given that actual results will correspond with the results contemplated by the various forecasts.

1.6.         At no time has it been expressly or implicitly represented, guaranteed or warranted to the Participant by the Company, any other Blockstack Party, or any other person that:

1.6.1.      a percentage of profit and/or amount or type of gain or other consideration will be realized as a result of this participation; or

1.6.2.      that past performance or experience in any way indicates the predictable or probable results of the ownership of the Tokens, the Network or the overall venture.

1.7.         The receipt of Tokens (i) does not provide Participant with rights of any form with respect to the Company or its revenues or assets, including, but not limited to, any voting, distribution, redemption, liquidation, proprietary (including all forms of intellectual property), or other financial or legal rights; (ii) is not a loan to Company; (iii) does not create any binding obligation enforceable against the Company with respect to the Tokens following their delivery; and (iv) does not provide Participant with any ownership or other interest in Company or the Network.

1.8.         The Company retains all current and future right, title and interest in all of the Company’s intellectual property, including, without limitation, inventions, ideas, concepts, code, discoveries, processes, marks, methods, software, compositions, formulae, techniques, information and data, whether or not patentable, copyrightable or protectable in trademark, and any trademarks, copyright or patents based thereon. Participant may not use any of Company’s intellectual property for any reason without Company’s prior written consent.

1.9.         The Participant represents and agrees that none of the Blockstack Parties have recommended or suggested the acquisition of Tokens to the Participant.

1.10.       Participant represents that it has sufficient knowledge, understanding, and experience, either independently or together with my purchaser representative(s), in financial and business matters, and of the functionality, usage, storage, transmission mechanisms, and other material characteristics of cryptographic tokens, token wallets and other token storage mechanisms, public and private key management, blockchain technology, and blockchain-based software systems, including the Network, to understand the terms of this Agreement and the offering materials, and such knowledge, understanding, and experience enables me to evaluate the merits and risks of purchasing the Tokens.

2.             Participant’s Representations Related to Participation in the Program.

2.1.         The Participant, if an entity, is, and shall at all times while it holds any Tokens remain, duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of the United States of America of its incorporation or organization, having full power and authority to own its properties and to carry on its business as conducted.  The Participant, if a natural person, is eighteen years of age or older, competent to enter into a contractual obligation, and a citizen or resident of the United States of America.  The principal place of business or principal residence of the Participant is as entered on the Participant Questionnaire.

2.2.         The Participant has the requisite power and authority to deliver this Agreement, perform his, her or its obligations set forth in this Agreement, and consummate the transactions contemplated in this Agreement.  The Participant has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform his, her or its obligations in this Agreement and to consummate the transactions contemplated in this Agreement.  This Agreement, assuming the due execution and delivery hereof by the Company, is a legal, valid and binding obligation of the Participant enforceable against the Participant in accordance with its terms.

2.3.         The Participant is participating in the Program for and purchasing the Tokens solely for the Participant’s own account, and not with a view toward or in connection with resale, distribution (other than to its shareholders or members, if any), subdivision or fractionalization thereof.  The Participant has no agreement or other arrangement, formal or informal, with any person or entity to sell, transfer or pledge any part of the Tokens, or which would guarantee the Participant any profit, or insure against any loss with respect to the Tokens, and the Participant has no plans to enter into any such agreement or arrangement.

2.4.         The Participant represents and warrants that the execution and delivery of this Agreement, the consummation of the transactions contemplated in this Agreement and the performance of the obligations outlined in this Agreement will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which the Participant is a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to the Participant.  The Participant confirms that the consummation of the transactions envisioned in this Agreement, including, but not limited to, the Participant’s participation in the Program, will not violate any foreign law and that such transactions are lawful in the Participant’s country of citizenship and residence.

2.5.         The Participant is able to bear the economic risk of its participation in the Program and, without limiting the generality of the foregoing, is able to hold the Tokens for an indefinite period of time.  The Participant has adequate means to provide for the Participant’s current needs and personal contingencies and has a sufficient net worth to sustain the loss of the Participant’s entire participation in the Program.

2.6.         Neither (i) the Participant, (ii) any of its directors, executive officers, other officers that may serve as director or officer of any company in which it invests, general partners or managing partners, nor (iii) any beneficial owner of the Company’s voting equity securities (in accordance with Rule 262 of the Securities Act) held by the Participant is subject to any Disqualifying Event(2) except for Disqualifying Events covered by Rule 262(b)(2) or (3) or Rule 262(c) under the Securities Act and disclosed reasonably in advance of the receipt of any Tokens under the Program in writing in reasonable detail to the Company.

2.7.         The Participant understands that no state or federal authority has scrutinized this Agreement or the Tokens offered pursuant hereto, has made any finding or determination relating to the fairness for participation in the Program, or has recommended or endorsed the Tokens, and that the Tokens have not been registered under the Securities Act or any state securities laws, in reliance upon exemptions from registration thereunder.

(2)  “Disqualifying Event” means the following:

(1)           within the past ten years, conviction of a felony or misdemeanor (i) in connection with the purchase or sale of any security; (ii) involving the making of any false filing with the SEC or (iii) arising out of the conduct of the business of being an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities;

(2)           was the subject to an order, judgment or decree of any court of competent jurisdiction, entered within the prior five years, that restrains or enjoins the Participant from engaging or continuing to engage in any conduct or practice (i) in connection with the purchase or sale of any security; (ii) involving the making of any false filings with the SEC; or (iii) arising out of the conduct of the business of being an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities;

(3)           the subject of a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that (i) bars the Participant from (a) association with an entity regulated by such commission, authority, agency, or officer, (b) engaging in the business of securities, insurance or banking or (c) engaging in savings association or credit union activities; or (ii) constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within the past ten years;

(4)           subject to an order of the SEC entered pursuant to section 15(b) or 15B(c) of the Securities Exchange Act of 1934 or section 203(e) or (f) of the Investment Advisers Act of 1940 that (i) suspends the Participant’s registration as a broker, dealer, municipal securities dealer or investment adviser; (ii) places limitations on the Participant’s activities, functions or operations of, or imposes civil money penalties on the Participant; or (iii) bars the Participant from being associated with any entity or from participating in the offering of any penny stock;

(5)           subject to any order of SEC entered within the prior five years that orders the Participant to cease and desist from committing or causing a violation or future violation of (i) any scienter-based anti-fraud provision of the federal securities laws or (ii) Section 5 of the Securities Act;

(6)           suspension or expulsion from membership in, or suspension or bar from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade;

(7)           having filed (as a registrant or issuer), or named as an underwriter in any registration statement or Regulation A offering statement filed with the SEC that, within the past five years, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is currently the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued; and

(8)           was subject to a United States Postal Services (“USPS”) false representation order entered within the previous five years, or currently is subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the USPS to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

2.8.         Participant represents and warrants that Participant: (a) (1) is not located or domiciled; (2) does not have a place of business; or (3) is not conducting business (any of which would make Participant a “Resident”) in a jurisdiction in which access to or use of the Network and the Tokens is prohibited by applicable law, decree, regulation, treaty, or administrative act, (b) is not a Resident of, or located in, a jurisdiction that is subject to U.S. or other sovereign country sanctions or embargoes, or (c) is not an individual, or an individual employed by or associated with an entity, identified on the U.S. Department of Commerce’s Denied Persons or Entity List, the U.S. Department of Treasury’s Specially Designated Nationals or Blocked Persons Lists, or the U.S. Department of State’s Debarred Parties List.  Participant agrees that if Participant’s country of residence or other circumstances change such that the above representations are no longer accurate, Participant will immediately cease using the Network and the Tokens and Company may refuse to deliver the Tokens to Participant.  Participant further represents and warrants that if Participant is purchasing the right to receive Tokens on behalf of a legal entity: (1) such legal entity is duly organized and validly existing under the applicable laws of the jurisdiction of its organization, and (2) Participant is duly authorized by such legal entity to act on its behalf.

3.             Information Provided by Participant.

3.1.         The information that the Participant has furnished in the Participant Questionnaire is correct and complete as of the date of this Agreement and will be correct and complete on the date, if any, that the Company accepts this Agreement.  Further, the Participant shall immediately notify the Company of any change in any statement made in this Agreement prior to the Participant’s receipt of the Company’s acceptance of this Agreement, including, without limitation, Participant’s status as an “accredited investor” and/or a “qualified purchaser.”  The representations and warranties made by the Participant may be fully relied upon by the Company, and any other Blockstack Party, and by any investigating party relying on them.  The Participant acknowledges and agrees that the Participant shall be liable for any loss, liability, claim, damage and expense whatsoever (including all expenses incurred in investigating, preparing or defending against any claim whatsoever) arising out of or based upon any inaccuracy in the representations and warranties in the information provided by the Participant.

3.2.         The Participant confirms that all information and documentation provided to the Company, including but not limited to all information regarding the Participant’s identity, is true, correct and complete.  The Participant is currently a bona fide resident of the state or jurisdiction set forth in the current address provided to the Company.  The Participant has no present intention of becoming a resident of any other state or jurisdiction.

3.3.         The representations, warranties, agreement, undertakings and acknowledgments made by the Participant in this Agreement will be relied upon by the Blockstack Parties and counsel to the Company in determining, among other things, whether to allow the Participant to receive Tokens.  The representations, warranties, agreements, undertakings and acknowledgments made by the Participant in this Agreement shall survive the Participant’s participation in the Program in order to obtain the opportunity to receive Tokens.  The Participant agrees to notify the Company immediately if any of the Participant’s representations, warranties and covenants contained in this Agreement become untrue or incomplete in any respect.

3.4.         The Blockstack Parties may rely conclusively upon and shall incur no liability in respect of any action taken upon any notice, consent, request, instructions or other instrument believed in good faith to be genuine or to be signed by properly authorized persons of the Participant.

4.             Rights to Use Participant Information.

4.1.         The Participant agrees and consents that the Blockstack Parties and any administrator appointed from time to time with respect to the Company (the “Administrator”) may obtain, hold, use, disclose, transfer, and otherwise process the Participant’s data including but not limited to the contents of the Subscription Agreements:

4.1.1.      as the Blockstack Parties or the Administrator reasonably deem necessary or appropriate to facilitate the acceptance, management and administration of the Participant’s participation in the Program in order to obtain the opportunity to receive Tokens, on an ongoing basis;

4.1.2.      to provide notice of, and/or to seek consent to uses or disclosures of such data for specific purposes;

4.1.3.      for any specific purposes where the Participant has given specific consent to do so;

4.1.4.      to carry out statistical analysis and market research, whereby the products of such statistical analysis or market research are not disclosed outside of the Blockstack Parties or the Administrator on a basis in which Subscriber is identifiable without the Subscriber’s specific consent;

4.1.5.      as the Blockstack Parties or the Administrator reasonably deem necessary or appropriate to comply with legal process, court orders, or other legal, regulatory, or self-regulatory requirements, requests, or investigations applicable to the Blockstack Parties, the Administrator or the Participant, including, but not limited to, in connection with anti-money laundering and similar laws, or to establish the availability under any applicable law of an exemption from registration of Tokens or to establish compliance with applicable law generally by the Blockstack Parties;

4.1.6.      for disclosure or transfer to third parties, including the Participant’s financial adviser (where appropriate), regulatory bodies, auditors or technology providers to any of the Blockstack Parties or the Administrator, as reasonably necessary for the purposes described in this Section 4.1; and

4.1.7.      for any other purposes described in the Privacy Notice or the Subscriber Agreements.

4.2.         The Participant agrees and consents to disclosure by the Blockstack Parties or the Administrator to relevant third parties of information pertaining to the Participant in respect of disclosure and compliance policies or information requests related thereto.

4.3.         The Participant authorizes the Blockstack Parties and any of their agents to disclose the Participant’s nonpublic personal information to comply with regulatory and contractual requirements applicable to the Blockstack Parties.  Any such disclosure shall, to the fullest extent permitted by law, be permitted notwithstanding any privacy policy or similar restrictions regarding the disclosure of the Participant’s nonpublic personal information.

5.             Relationship Between Participant and the Blockstack Parties.

5.1.         Participant acknowledges and agrees that the receipt of the Tokens pursuant to this Agreement and Participant’s participation in the Program is an arms-length transaction between the Participant and the Company.  In connection with the receipt of the Tokens and Participant’s participation the Program, neither the Company nor any other Blockstack Party is acting as the Participant’s agent or fiduciary.  The Blockstack Parties assume no advisory or fiduciary responsibility in connection with the Tokens.  The Blockstack Parties have not provided Participant with any legal, accounting, regulatory or tax advice with respect to the Tokens, and Participant has consulted its own respective legal, accounting, regulatory and tax advisers to the extent Participant deems appropriate.

6.             Regulatory Limitations and Requirements.

6.1.         The Participant understands acknowledges and agrees that the distribution of Tokens contemplated in this Agreement is not fully registered with the SEC because it is being made in reliance on Regulation A under the Securities Act, which exempts the Company from certain reporting and other requirements related to the Company, the Tokens and their sale, and that the Company is not registered or licensed with any federal or state regulator as an investment adviser, broker-dealer, money services business, money transmitter, or virtual currency business, or under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) or the Investment Company Act of 1940 (“1940 Act”).  As a result, the Participant will not be afforded the full set of protections provided to the clients and customers of such entities under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Advisers Act or the 1940 Act, or any money services business, money transmitter, or virtual currency laws.

6.2.         The Participant understands and agrees that if, at any time, it is determined that the Company is not in compliance with the Securities Act, the Exchange Act, the Advisers Act, or the 1940 Act, or any laws or regulations applicable to money transmitters, money services businesses, or virtual currency businesses, or is otherwise not in compliance with applicable law, the Company may take any corrective action it determines is appropriate, in its sole and absolute discretion.

6.3.         The Participant understands that the Tokens are not legal tender, are not backed by the government, and accounts and value balances are not subject to Federal Deposit Insurance Corporation or Securities Purchaser Protection Corporation protections.

6.4.         The Participant understands that he or she may be barred from receiving Tokens if the Participant is (i) an employee benefit plan that is subject to the fiduciary responsibility standards and prohibited transaction restrictions of part 4 of Title I of U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any plan to which Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) applies, (iii) a private investment fund or other entity whose assets are treated as “plan assets” for purposes of ERISA and Section 4975 of the Code or (iv) an insurance company, whose general account assets are treated as “plan assets” for purposes of ERISA and Section 4975 of the Code.  The Participant has notified the Company if it falls into (i) — (iv) of this paragraph.

[6.5.        THE PARTICIPANT REPRESENTS AND WARRANTS THAT IT WILL REVIEW AND CONFIRM THE INFORMATION PROVIDED ON AN INTERNAL REVENUE SERVICE (THE “IRS”) FORM W-9, WHICH WILL BE GENERATED AND PROVIDED TO THE COMPANY VIA THE SITE.  THE PARTICIPANT CERTIFIES THAT THE FORM W-9 INFORMATION CONTAINED IN THE EXECUTED COPY (OR COPIES) OF IRS FORM W-9 (AND ANY ACCOMPANYING REQUIRED DOCUMENTATION), AS APPLICABLE, WHEN SUBMITTED TO THE COMPANY WILL BE TRUE, CORRECT AND COMPLETE.  THE PARTICIPANT SHALL (I) PROMPTLY INFORM THE COMPANY OF ANY CHANGE IN SUCH INFORMATION, AND (II) FURNISH TO THE COMPANY A NEW PROPERLY COMPLETED AND EXECUTED FORM, CERTIFICATE OR ATTACHMENT, AS APPLICABLE, AS MAY BE REQUIRED UNDER THE INTERNAL REVENUE SERVICE INSTRUCTIONS TO SUCH FORMS FORM W-9, THE CODE OR ANY APPLICABLE TREASURY REGULATIONS OR AS MAY BE REQUESTED FROM TIME TO TIME BY THE COMPANY.](3)

(3) Text to be included in the participation agreement provided to participants subject to U.S. jurisdiction.

[6.5.         The International Participant understands and acknowledges that:

6.5.1.      if it is resident of, or located in, the European Economic Area the Tokens are not considered “transferable securities” for the purposes of Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments and amending Directive 2002/92/EC and Directive 2011/61/EU (“MiFID II”). Accordingly, there is no requirement to produce a prospectus in relation to their offering and the International Participant will not be afforded the same protections they would have been afforded had a prospectus been approved by the competent authority of the applicable member state of the European Economic Area.

6.5.2.      if it is resident of, or located in, the United Kingdom the Tokens are not considered to be a controlled investment and the Offering Circular does not constitute a financial promotion for the purposes of FSMA.  Accordingly, the Offering Circular has not been approved by an “Authorised Person” under Section 21 of the UK Financial Services and Markets Act 2000 and nor has it been authorised by the UK Financial Conduct Authority. Accordingly, the International Participant will not be afforded the same protections they would have been afforded had this been an approved financial promotion.

6.5.3.      if it is resident of, or located in, Germany the Tokens [•]

6.5.4.      if it is resident of, or located in, France the Tokens [•]

6.5.5.      if it is resident of, or located in, Singapore the Tokens [•]

6.5.6.      if it is resident of, or located in, other jurisdictions the Tokens [•]](4)

6.6.         It is the intent of the Blockstack Parties to comply with all applicable federal, state and local laws designed to combat money laundering and similar illegal activities.  Participant hereby represents, covenants, and agrees that, to the best of Participant’s knowledge based on reasonable investigation:

6.6.1.      When requested by the Company, the Participant will provide any and all additional information, and the Participant understands and agrees that the Company, the Parent or any other Blockstack Party may release confidential information about the Participant and, if applicable, any underlying beneficial owner or Related Person(5) to U.S. regulators and law enforcement authorities, deemed reasonably necessary to ensure compliance with all applicable laws and regulations concerning money laundering and similar activities.  The Company reserves the right to request any information as is necessary to verify the identity of the Participant and the source of any payment to the Company.  In the event of delay or failure by the Participant to produce any information required for verification purposes, participation in the Program for Tokens by the Participant may be refused.

6.6.2.      Neither the Participant, nor any person or entity controlled by, controlling or under common control with the Participant, nor any of the Participant’s beneficial owners, nor any person for whom the Participant is acting as agent or nominee in connection with this participation in the Program for Tokens nor, in the case of a Participant which is an entity, any Related Person is:

a.             a Prohibited Participant;(6)

b.             a Senior Foreign Political Figure,(7) any member of a Senior Foreign Political Figure’s “immediate family,” which includes the figure’s parents, siblings, spouse, children and in-laws, or any Close Associate of a Senior Foreign Political Figure,(8) or a person or entity resident in, or organized or chartered under, the laws of a Non-Cooperative Jurisdiction;(9) or

(4) Text to be included in the participation agreement provided to participants subject to international jurisdictions.

(5)  “Related Person” shall mean, with respect to any entity, any interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a publicly traded company or a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the U.S. or is a U.S. government entity, the term “Related Person” shall exclude any interest holder holding less than 5% of any class of securities of such publicly traded company and beneficiaries of such plan;

(6)  “Prohibited Participant” shall mean a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to any Blockstack Party in connection therewith.

(7)  “Senior Foreign Political Figure” shall mean a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation.  In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

c.             a person or entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 of the Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001  as warranting special measures due to money laundering concerns.

6.6.3.      The Participant hereby agrees to immediately notify the Company if the Participant knows, or has reason to suspect, that any of the representations in this Section 6.6.3 have become incorrect or if there is any change in the information affecting these representations and covenants.

6.6.4.      The Participant agrees that, if at any time it is discovered that any of the foregoing anti-money laundering representations are incorrect, or if otherwise required by applicable laws or regulations, the Company may undertake appropriate actions, and the Participant agrees to cooperate with such actions, to ensure compliance with such laws or regulations.

6.6.5.      The Participant acknowledges and agrees that the Company, in complying with anti-money laundering statutes, regulations and goals, may file any information with governmental and law enforcement agencies to identify transactions and activities that the Company or any other Blockstack Party or their agents reasonably determines to be suspicious, or as otherwise required by law.

6.7.         The Participant understands that no Blockstack Party is registered with the SEC or with the securities commission of any state or other jurisdiction as a broker-dealer under the Exchange Act.  The Participant will not be afforded the full set of protections provided under the Exchange Act or comparable state law.

6.8.         The Participant understands and agrees that if the Company were deemed to be a money transmitter or money services business, it would be subject to significant additional regulation that could lead to significant changes with respect to the Network, how the Tokens are structured, how they are purchased and sold, and other issues, and would greatly increase the Company’s costs in creating and facilitating transactions in the Tokens. It could lead to the termination of the Tokens. Further, a regulator could take action against the Company and Blockstack Parties if it views the Tokens and the Network as a violation of existing law. Any of these outcomes would negatively affect the value of the Tokens and/or could cause the Company to cease operations.

(8)  “Close Associate of a Senior Foreign Political Figure” shall mean a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure.

(9)  “Non-Cooperative Jurisdiction” shall mean any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur.

6.9.                            Virtual Currency Business Matters:

6.9.1.                  The Participant understands and agrees that the Company does not intend to operate in any state that requires the Company to obtain an applicable license to conduct a virtual currency business, and that if a Participant is a resident of a state that requires the Company to obtain an applicable license to conduct a virtual currency business, this Agreement is void and all rights and privileges of the Participant under this Agreement are canceled. If a Participant is a resident of a state that requires the Company to obtain a license to conduct a virtual currency business, the Company will not allow the Participant to receive the Tokens and participate on the Network. Further, any prohibited Token transaction inconsistent with this Section 6.9.1 may be unable to be rescinded.

6.9.2.                  The Participant understands and agrees that if the Company and the Blockstack Parties were deemed to be conducting an unlicensed virtual currency business they would be subject to significant additional regulation and/or regulatory consequences, which could lead to significant changes with respect to the Network, how the Tokens are structured, how they are purchased and sold, and other issues, and would greatly increase the Company’s costs in creating and facilitating transactions in the Tokens. Further, a regulator could take action against the Company and the Blockstack Parties if it views the Tokens and the Network as a violation of existing law. Any of these outcomes would negatively affect the value of the Tokens and/or could cause the Company to cease operations. Participants are strongly encouraged to seek independent legal advice regarding their individual circumstances in determining whether they are eligible to acquire the Tokens.

[6.10.                 The Participant understands and agrees that the regulatory risks described in this Section 7 take into consideration U.S. law only and are a brief summary of the risks associated with the participation in the Program for and the Tokens, which are more fully described in the Offering Circular.

6.11.                     The Participant further understands and agrees that it is anticipated that the Tokens will also be sold or resold outside the United States, which could subject the Blockstack Parties or the Tokens to non-U.S. legal requirements, which could be significant. Non-U.S. regulation could lead to the same types of changes and outcomes described above with respect to U.S. regulation, and any of these outcomes would negatively affect the value of the Tokens and/or cause the Blockstack Parties to cease operations.](10)

7.                                      Tax Requirements.

7.1.                            The Participant certifies that the Participant has completed and submitted any required waiver of local privacy laws that could otherwise prevent disclosure of information to a Blockstack Party, the IRS or any other governmental authority for purposes of Chapter 3, Chapter 4 or Chapter 61 of the Internal Revenue Code (the “Code”) (including without limitation in connection with FATCA, as defined below) or any intergovernmental agreement entered into in connection with the implementation of the FATCA (an “IGA”), and any other documentation required to establish an exemption from, or reduction in, withholding tax or to permit the Company to comply with information reporting requirements pursuant to Chapter 3, Chapter 4 or Chapter 61 of the Code (including, without limitation, in connection with FATCA or any IGA).

7.2.                            The Participant further certifies that the Subscriber will provide to the Company prior to the Closing an IRS Form W-9, appropriate IRS Form W-8 or other applicable IRS Forms and any additional documentation required by the Company for purposes of satisfying the Company’s obligations under the Code, and in any event the Company may require such documentation prior to the delivery of Tokens to the Participant.

7.3.                            The Participant will (a) provide, upon request, prompt written notice to the Company, and in any event within 30 days of such request, of any change in the Participant’s U.S. tax or withholding status, and (b) execute properly and provide to the Company, within 30 days of written request by the Company (or any other Blockstack Party), any other tax documentation or information that may be reasonably required by the Company (or another Blockstack Party) in connection with the operation of the Company or the Network to comply with applicable laws and regulations (including, but not limited to, the name, address and taxpayer identification number of any “substantial U.S. owner” (as defined in the Code) of the Participant or any other document or information requested by the Company (or another Blockstack Party) in connection with the Company complying with FATCA and/or any IGA or as required to reduce or eliminate any withholding tax directly or indirectly imposed on or collected by or with respect to the Company), and (c) execute and properly provide to the Company, within 30 days of written request by the Company (or another Blockstack Party), any tax documentation or information that may be requested by the Company (or any Blockstack Party).

(10)  Text to be included in the participation agreement provided to participants subject to U.S. jurisdiction.

7.4.                            The Participant further consents to the reporting of the information provided pursuant to this Section 8, in addition to certain other information, including, but not limited to, the value of the Participant’s acquisition of Tokens to the IRS or any other governmental authority if the Company is required to do so under FATCA.

7.5.                            As used in this Agreement, “FATCA” means one or more of the following, as the context requires: (i) Sections 1471 through 1474 of the Code and any associated legislation, regulations or guidance, or similar legislation, regulations or guidance enacted in any other jurisdiction which seeks to implement equivalent tax reporting, financial or tax information sharing, and/or withholding tax regimes, (ii) any intergovernmental agreement, treaty or any other arrangement between the United States and an applicable foreign country, entered into to facilitate, implement, comply with or supplement the legislation, regulations or guidance described in the foregoing clause (i), and (iii) any legislation, regulations or guidance implemented in a jurisdiction to give effect to the foregoing clauses (i) or (ii).

7.6.                            By executing this Agreement, the Participant understands and acknowledges that (i) the Company (or any other Blockstack Party) may be required to provide the identities of the Participant’s direct and indirect beneficial owners to a governmental entity, and (ii) the Participant hereby waives any provision of law and/or regulation of any jurisdiction that would, absent a waiver, prevent the Company from compliance with the foregoing and otherwise with applicable law as described in this Section 7.

7.7.                            The Participant confirms that the Participant has been advised to consult with the Participant’s independent attorney regarding legal matters concerning the Company and to consult with independent tax advisers regarding the tax consequences of purchasing Tokens.  The Participant acknowledges that Participant has received a copy of the Offering Circular including, but not limited to, U.S. Federal Income Tax Considerations, regarding certain tax consequences of purchasing Tokens, subject to adoption of new laws or regulations or amendments to existing laws or regulations.  The Participant acknowledges and agrees that none of the Blockstack Parties are providing any warranty or assurance regarding the tax consequences to the Participant by reason of the Participant’s participation in the Program.

8.                                      Transfer and Storage of Personal Data.

8.1.                            The Participant understands and agrees that in connection with the services provided by the Company, its personal data may be transferred and/or stored in various jurisdictions in which the Blockstack Parties have a presence, including in or to jurisdictions that may not offer a level of personal data protection equivalent to the Participant’s country of residence.

8.2.                            The Participant further understands and agrees that, although the Blockstack Parties will use their reasonable efforts to maintain the confidentiality of the information provided in the Participant Questionnaire, the Blockstack Parties may disclose or transfer the Subscriber Agreements, and disclose or transfer other data of Subscriber, as described in Section 4.1.  Any disclosure, use, storage or transfer of information for these purposes shall not be treated as a breach of any restriction upon the disclosure, use, storage or transfer of information imposed on any person by law or otherwise.

9.                                      Consent to Electronic Delivery of Notices, Disclosures and Forms.

9.1.                            The Participant understands that, to the fullest extent permitted by law, any notices, disclosures, forms, privacy statements, reports or other communications (collectively, “Communications”) regarding the Company, the Participant’s participation in the Program for Tokens (including annual and other updates and tax documents) may be delivered by electronic means, such as by e-mail.  The Participant hereby consents to electronic delivery as described in the preceding sentence.  In so consenting, the Participant acknowledges that e-mail messages are not secure and may contain computer viruses or other defects, may not be accurately replicated on other systems or may be intercepted, deleted or interfered with, with or without the knowledge of the sender or the intended recipient.  The Participant also acknowledges that an e-mail from the Blockstack Parties may be accessed by recipients other than the Participant and may be interfered with, may contain computer viruses or other defects and may not be successfully replicated on other systems.  No Blockstack Party gives any warranties in relation to these matters.  The Participant further understands and agrees to each of the following:

9.1.1.                  Other than with respect to tax documents in the case of an election to receive paper versions, none of the Blockstack Parties or the Administrator will be under any obligation to provide the Participant with paper versions of any Communications.

9.1.2.                  Electronic Communications may be provided to the Participant via e-mail or a website of a Blockstack Party upon written notice of such website’s internet address to such Participant.  In order to view and retain the Communications, the Participant’s computer hardware and software must, at a minimum, be capable of accessing the Internet, with connectivity to an internet service provider or any other capable communications medium, and with software capable of viewing and printing a portable document format (PDF) file created by Adobe Acrobat.  Further, the Participant must have a personal e-mail address capable of sending and receiving e-mail messages to and from the Blockstack Parties or the Administrator.  To print the documents, the Participant will need access to a printer compatible with his or her hardware and the required software.

9.1.3.                  If these software or hardware requirements change in the future, a Blockstack Party will notify the Participant through the Site or other written notification.

9.1.4.                  To facilitate these services, the Participant must provide the Company with his or her current e-mail address and update that information as necessary.  Unless otherwise required by law, the Participant will be deemed to have received any electronic Communications that are sent to the most current e-mail address that the Participant has provided to the Company in writing.

9.1.5.                  None of the Blockstack Parties or the Administrator will assume liability for non-receipt of notification of the availability of electronic Communications in the event the Participant’s e-mail address on file is invalid; the Participant’s e-mail or Internet service provider filters the notification as “spam” or “junk mail”; there is a malfunction in the Participant’s computer, browser, internet service or software; or for other reasons beyond the control of the Blockstack Parties or the Administrator.

9.2.                            Solely with respect to the provision of tax documents by a Blockstack Party, the Participant agrees to each of the following:

9.2.1.                  If the Participant does not consent to receive tax documents electronically, a paper copy will be provided.

9.2.2.                  The Participant’s consent to receive tax documents electronically continues for every tax year of the Company until the Participant withdraws its consent by notifying the Company in writing.

10.                               Bankruptcy.

In the event that the Participant files or enters bankruptcy, insolvency or other similar proceeding, Participant agrees to use the best efforts possible to avoid any Blockstack Parties being named as a party or otherwise involved in the bankruptcy proceeding.  Furthermore, this Agreement should be interpreted so as to prevent, to the maximum extent permitted by applicable law, any bankruptcy trustee, receiver or debtor-in-possession from asserting, requiring or seeking that (i) Participant be allowed to return the Tokens to the Company for a refund or (ii) the Company being mandated or ordered to redeem or withdraw Tokens held or owned by Participant.

E-SIGNATURE PAGE

☐                                    I acknowledge that I have read and agree to this Additional Agreement, including the Participant Agreements, and hereby acknowledge that I am waiving my right to go to trial and agreeing that all claims will be subject to mandatory arbitration. The arbitration provision shall not apply to claims arising under the U.S. federal securities laws.

NAME:

DATE:

EXHIBIT A

TERMS OF SERVICE

App.co Terms of Service

Last Updated:  June [•], 2019

Welcome, and thank you for your interest in Blockstack PBC, a Delaware public benefit corporation (referred to herein as “App.co,” “we,” or “us”), and our website at app.co (the “Website”), along with the applications and services provided by us through or in connection with our Website (collectively, the “Service”). Participation in App.co’s App Mining Program is subject to the additional App Mining Participant Terms, which are subject to and incorporated into these Terms of Service. These Terms of Service are a legally binding contract between you and App.co regarding your use of the Service.

PLEASE READ THE FOLLOWING TERMS CAREFULLY.

BY CLICKING “I ACCEPT,” OR BY DOWNLOADING, INSTALLING, OR OTHERWISE ACCESSING OR USING ANY PART OF THE SERVICE, YOU AGREE THAT YOU HAVE READ AND UNDERSTOOD, AND, AS A CONDITION TO YOUR USE OF THE SERVICE, YOU AGREE TO BE BOUND BY, THE FOLLOWING TERMS AND CONDITIONS, INCLUDING APP.CO’S PRIVACY POLICY (TOGETHER, THESE “TERMS”). IF YOU ARE NOT ELIGIBLE, OR DO NOT AGREE TO THE TERMS, THEN YOU DO NOT HAVE OUR PERMISSION TO USE THE SERVICE. YOUR USE OF THE SERVICE, AND APP.CO’S PROVISION OF THE SERVICE TO YOU, CONSTITUTES AN AGREEMENT BY APP.CO AND BY YOU TO BE BOUND BY THESE TERMS.

ARBITRATION NOTICE. Except for certain kinds of disputes described in Section 14, you agree that disputes arising under these Terms will be resolved by binding, individual arbitration, and BY ACCEPTING THESE TERMS, YOU AND APP.CO ARE EACH WAIVING THE RIGHT TO A TRIAL BY JURY OR TO PARTICIPATE IN ANY CLASS ACTION OR REPRESENTATIVE PROCEEDING. YOU AGREE TO GIVE UP YOUR RIGHT TO GO TO COURT to assert or defend your rights under this contract (except for matters that may be taken to small claims court). Your rights will be determined by a NEUTRAL ARBITRATOR and NOT a judge or jury. In addition, this Arbitration Notice shall not apply to claims arising under the U.S. federal securities laws. (See Section 14.)

1.              App.co Service Overview. App.co is a place to discover and explore new decentralized applications that lets users own their data and/or run without a centralized operator (“Dapps”). Developers can submit their Dapps to the Service to be indexed, ranked, and searched by users by clicking https://app.co/submit.

2.              Eligibility. You must be at least 18 years old to use the Service. By agreeing to these Terms, you represent and warrant to us that: (a) you are at least 18 years old; (b) you have not previously been suspended or removed from the Service; and (c) your registration and your use of the Service complies with any and all applicable laws and regulations. If you are an entity, organization, or company, the individual accepting these Terms on your behalf represents and warrants that they have authority to bind you to these Terms and you agree to be bound by these Terms.

3.              Accounts and Registration. To submit a Dapp, you may be required to provide us with information about yourself, such as your name, email address, or other contact information, such as a social media profile, information about your Dapp, and other information requested via the Dapp submission and signup process found here: https://app.co/submit. You agree that the information you provide to us is accurate and that you will keep it accurate and up-to-date at all times. If you need to update any information you have previously submitted to us, you may notify us at support@app.co.

4.              Licenses

4.1.                  Limited License from App.co. Subject to your complete and ongoing compliance with these Terms, App.co grants you, solely for your personal use, a limited, non-exclusive, non-transferable, non-sublicensable, revocable license to access and use the Service.

4.2.                  License Restrictions. Except and solely to the extent such a restriction is impermissible under applicable law, you may not: (a) reproduce, distribute, publicly display, or publicly perform the Service; (b) make modifications to the Service; or (c) interfere with or circumvent any feature of the Service, including any security or access control mechanism. If you are prohibited under applicable law from using the Service, you may not use it.

4.3.                  Feedback. If you choose to provide input and suggestions regarding problems with or proposed modifications or improvements to the Service (“Feedback”), then you hereby grant App.co an unrestricted, perpetual, irrevocable, non-exclusive, fully-paid, royalty-free right to exploit the Feedback in any manner and for any purpose, including to improve the Service and create other products and services.

4.4.                  License to App.co. By submitting your Dapp and any information, data, images, text,  or other types of works related to the Dapp (collectively, “Dapp Content”) via the Dapp submission process on our Website, you, you hereby grant to App.co and our affiliates a worldwide, irrevocable, perpetual, sublicensable, royalty-free, fully-paid right and license to display, promote, and link to your Dapp and to host, store, transfer, display, perform, reproduce, modify for the purpose of formatting for display, and distribute the Dapp Content  (including all logos, trademarks, and intellectual property rights therein), in whole or in part, in any media formats and through any media channels now known or hereafter developed. You retain any copyright and other proprietary rights that you may hold in the Dapp Content that you post to the Service.

4.5.                  Limited License Grant to Other Users. By providing Dapp Content to or via the Service to other users of the Service, you grant those users a non-exclusive license to access and use that Dapp Content as permitted by these Terms and the functionality of the Service.

4.6.                  Dapp Content Representations and Warranties. App.co disclaims any and all liability in connection with Dapp Content. You are solely responsible for your Dapp Content and the consequences of providing Dapp Content via the Service. By providing Dapp Content via the Service, you affirm, represent, and warrant that:

a.                   you are the creator and owner of the Dapp Content, or have the necessary licenses, rights, consents, and permissions to authorize App.co and users of the Service to use and distribute your Dapp Content as necessary to exercise the licenses granted by you in this Section, in the manner contemplated by App.co, the Service, and these Terms;

b.                   all information that you provide to us in connection with your Dapp Content, including without limitation any information regarding a submitted Dapp and its underlying protocols is true and accurate;

c.                    your Dapp Content, and the use of your Dapp Content as contemplated by these Terms, does not and will not: (i) infringe, violate, or misappropriate any third party right, including any copyright, trademark, patent, trade secret, moral right, privacy right, right of publicity, or any other intellectual property or proprietary right; (ii) slander, defame, libel, or invade the right of privacy, publicity or other property rights of any other person; or (iii) cause App.co to violate any law or regulation;

d.                   your Dapp Content will not include links to Dapps or other services that include malicious code or that interfere with, disrupt, damage, or access in an unauthorized manner a user’s device, other devices or computers, servers, networks, or application programming interfaces (APIs); and

e.                    your Dapp Content could not be deemed by a reasonable person to be objectionable, profane, indecent, pornographic, harassing, threatening, embarrassing, hateful, or otherwise inappropriate.

4.7.                  Dapp Content Disclaimer. We are under no obligation to edit or control Dapp Content that you or other users post or publish, and will not be in any way responsible or liable for Dapp Content. App.co may, however, in its sole discretion and at any time and without prior notice, screen, remove, edit, or block any Dapp Content for violation of these Terms, or for any other reason or for no reason at all. You understand that when using the Service you will be exposed to Dapp Content from a variety of sources and acknowledge that Dapp Content may be inaccurate, offensive, indecent, or objectionable. You agree to waive, and do waive, any legal or equitable right or remedy you have or may have against App.co with respect to Dapp Content. If notified by a user or content owner that Dapp Content allegedly does not conform to these Terms, we may investigate the allegation and determine in our sole discretion whether to remove the Dapp Content, which we reserve the right to do at any time and without notice. For clarity, App.co does not permit copyright-infringing activities on the Service.

4.8.                  Monitoring Content. App.co does not control and does not have any obligation to monitor: (a) Dapp Content; (b) any content made available by third parties (including any Dapps); or (c) the use of the Dapps or the Service by its users. You acknowledge and agree that App.co reserves the right to, and may from time to time, monitor any and all information transmitted or received through the Service for operational and other purposes. If at any time App.co chooses to monitor the content, App.co still assumes no responsibility or liability for content or any loss or damage incurred as a result of the use of content. During monitoring, information may be examined, recorded, copied, and used in accordance with our Privacy Policy available at link.

5.              Ownership; Proprietary Rights. The Service is owned and operated by App.co. The visual interfaces, graphics, design, compilation, information, data, computer code (including source code or object code), products, software, services, and all other elements of the Service (“Materials”) provided by App.co are protected by intellectual property and other laws. All Materials included in the Service are either the property of App.co, the property of those that have submitted Dapps to us, or the property of App.co’s third-party licensors. Except as expressly authorized by App.co, you may not make use of the Materials.  For clarity, App.co does not own or control Dapps included in its directory. Download, access, or use of any Dapp is subject to any applicable license terms for that Dapp. App.co reserves all rights to the Materials not granted expressly in these Terms.

6.              Third Party Terms

6.1.                  Third Party Services and Linked Websites. The Service, including its directory of Dapps, contains links to third party websites. App.co does not host Dapps. In order to download or otherwise access a Dapp located through the Service, you will be directed to a third party website. By using the Services and accessing our Website, you acknowledge and agree that (i) the Dapps are not owned, controlled, maintained, or provided by App.co, (ii) App.co has no responsibility for your downloading or use of the Dapps (including any actions performed directly or indirectly via the Dapps), and (iii) the Dapps are provided as-is by third parties and are used at your sole responsibility and risk.  Linked websites and Dapps are not under App.co’s control, and App.co is not responsible for their content.

6.2.                  Third Party Software. The Service or the Dapps may include or incorporate third party software components that are generally available free of charge under licenses granting recipients broad rights to copy, modify, and distribute those components (“Third Party Components”). Although the Service is provided to you subject to these Terms, nothing in these Terms prevents, restricts, or is intended to prevent or restrict you from obtaining Third Party Components under the applicable third party licenses or to limit your use of Third Party Components under those third party licenses.

7.              Prohibited Activities. YOU AGREE NOT TO USE THE SERVICE FOR ANY OF THE PURPOSES DESCRIBED IN THIS SECTION 7 (“PROHIBITED ACTIVITIES”) AND YOU AGREE THAT YOU WILL NOT SUBMIT A DAPP TO THE SERVICE THAT IS INTENDED TO BE USED FOR ANY PROHIBITED ACTIVITY. BY SUBMITTING AN APP TO THE SERVICE, YOU REPRESENT AND WARRANT TO US THAT THE DAPP IS NOT INTENDED TO BE USED FOR ANY PROHIBITED ACTIVITY. PROHIBITED ACTIVITIES INCLUDE:

a.                   For any illegal purpose or in violation of any local, state, national, or international law;

b.                   To harass, threaten, demean, embarrass, or otherwise harm any other user of the Service;

c.                    To violate, or encourage others to violate, any right of a third party, including by infringing or misappropriating any third party intellectual property right;

d.                   To interfere with security-related features of the Service, including by: (i) disabling or circumventing features that prevent or limit use or copying of any content; or (ii) reverse engineering or otherwise attempting to discover the source code of any portion of the Service except to the extent that the activity is expressly permitted by applicable law;

e.                             To interfere with the operation of the Service or any user’s device or enjoyment of the Service, including by: (i) uploading or otherwise disseminating any virus, adware, spyware, worm, or other malicious code; (ii) making any unsolicited offer or advertisement to another user of the Service; (iii) collecting personal information about another user or third party without consent; or (iv) interfering with or disrupting any network, equipment, or server connected to or used to provide the Service;

f.                              To perform any fraudulent activity including impersonating any person or entity, claiming a false affiliation, accessing any other Service account without permission;

g.                             To sell or otherwise transfer the access granted under these Terms or any Materials (as defined in Section 5) or any right or ability to view, access, or use any Materials; or

h.                            To attempt to do any of the acts described in this Section 7 or assist or permit any person in engaging in any of the acts described in this Section 7.

8.              Digital Millennium Copyright Act

8.1.                  DMCA Notification. We comply with the provisions of the Digital Millennium Copyright Act applicable to Internet service providers (17 U.S.C. §512, as amended). If you have an intellectual property rights-related complaint about material posted on the Service, you may contact our Designated Agent at the following address:

Designated Agent:

Frederick Lee

Blockstack PBC

101 W 23rd St, #224

New York,  NY  10011

Phone: (212) 634-4254

Email: legal@blockstack.org

Any notice alleging that materials hosted by or distributed through the Service infringe intellectual property rights must comply include the following information:

a.                            an electronic or physical signature of the person authorized to act on behalf of the owner of the copyright or other right being infringed;

b.                            a description of the copyrighted work or other intellectual property that you claim has been infringed;

c.                             a description of the material that you claim is infringing and where it is located on the Service;

d.                            your address, telephone number, and email address;

e.                             a statement by you that you have a good faith belief that the use of the materials on the Service of which you are complaining is not authorized by the copyright owner, its agent, or the law; and

f.                              a statement by you that the above information in your notice is accurate and that, under penalty of perjury, you are the copyright or intellectual property owner or authorized to act on the copyright or intellectual property owner’s behalf.

8.2.                  Repeat Infringers. App.co will promptly terminate the accounts of users that are determined by App.co to be repeat infringers.

9.              Modification of these Terms. We reserve the right to change these Terms on a going-forward basis at any time upon 7 days’ notice by written notification such as a website posting or email. Please check these Terms periodically for changes. Changes are effective upon publication. Except as expressly permitted in this Section 9, these Terms may be amended only by a written agreement signed by authorized representatives of the parties to these Terms. Disputes arising under these Terms will be resolved in accordance with the version of these Terms that was in effect at the time the dispute arose.

10.       Term, Termination and Modification of the Service

10.1.           Term. These Terms are effective beginning when you accept the Terms or first download, install, access, or use the Service, and ending when terminated as described in Section 10.2.

10.2.           Termination. If you violate any provision of these Terms, your authorization to access the Service and these Terms automatically terminate. In addition, App.co may, at its sole discretion, terminate these Terms or your account on the Service, or suspend or terminate your access to the Service, at any time for any reason or no reason, with or without notice.

10.3.           Effect of Termination. Upon termination of these Terms, your license rights will terminate and you must immediately cease all use of the Service and Sections 4.3, 5, 10.3, 11, 12, 13, 14 and 15 will survive.

10.4.           Modification of the Service. App.co reserves the right to modify or discontinue the Service at any time (including by limiting or discontinuing certain features of the Service), temporarily or permanently, without notice to you. App.co will have no liability for any change to the Service or any suspension or termination of your access to or use of the Service.

11.       Indemnity. To the fullest extent permitted by law, you are responsible for your use of the Service, and you will defend and indemnify App.co and its officers, directors, employees, consultants, affiliates, subsidiaries and agents (together, the “App.co Entities”) from and against every claim brought by a third party, and any related liability, damage, loss, and expense, including reasonable attorneys’ fees and costs, arising out of or connected with: (a) your unauthorized use of, or misuse of, the Service; (b) your violation of any portion of these Terms, any representation, warranty, or agreement referenced in these Terms, or any applicable law or regulation; (c) your violation of any third party right, including any intellectual property right or publicity, confidentiality, other property, or privacy right; (d) your submission of the Dapp to the Service; (e) use of any Dapp you submit to the Service; (f) the App Mining Program; or (g) any dispute or issue between you and any third party; provided, however, that the indemnity provided in this paragraph shall not extend to any claims or related liabilities, losses, damages or expenses of the U.S. federal or state securities laws. We reserve the right, at our own expense, to assume the exclusive defense and control of any matter otherwise subject to indemnification by you (without limiting your indemnification obligations with respect to that matter), and in that case, you agree to cooperate with our defense of those claims.

12.       Disclaimers; No Warranties

THE SERVICE AND ALL MATERIALS AND CONTENT AVAILABLE THROUGH THE SERVICE, INCLUDING THE DAPPS, ARE PROVIDED “AS IS” AND ON AN “AS AVAILABLE” BASIS. APP.CO DISCLAIMS ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, RELATING TO THE SERVICE AND ALL MATERIALS AND CONTENT, INCLUDING THE DAPPS, AVAILABLE THROUGH THE SERVICE, INCLUDING: (A) ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, QUIET ENJOYMENT, OR NON-INFRINGEMENT; AND (B) ANY WARRANTY ARISING OUT OF COURSE OF DEALING, USAGE, OR TRADE. APP.CO DOES NOT WARRANT THAT THE SERVICE OR ANY PORTION OF THE SERVICE, THE DAPPS, OR ANY MATERIALS OR CONTENT OFFERED THROUGH THE SERVICE, WILL BE UNINTERRUPTED, SECURE, OR FREE OF ERRORS, VIRUSES, OR OTHER HARMFUL COMPONENTS, AND APP.CO DOES NOT WARRANT THAT ANY OF THOSE ISSUES WILL BE CORRECTED.

NO ADVICE OR INFORMATION, WHETHER ORAL OR WRITTEN, OBTAINED BY YOU FROM THE SERVICE OR APP.CO ENTITIES OR ANY MATERIALS OR CONTENT AVAILABLE THROUGH THE SERVICE WILL CREATE ANY WARRANTY REGARDING ANY OF THE APP.CO ENTITIES OR THE SERVICE THAT IS NOT EXPRESSLY STATED IN THESE TERMS. APP.CO IS NOT RESPONSIBLE FOR DAPPS SUBMITTED TO THE SERVICE AND MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE DAPPS. WE ARE NOT RESPONSIBLE FOR ANY DAMAGE THAT MAY RESULT FROM THE SERVICE, THE DAPPS, AND YOUR DEALING WITH ANY OTHER SERVICE USER OR LINKS TO THIRD PARTY SITES. YOU UNDERSTAND AND AGREE THAT YOU USE ANY PORTION OF THE SERVICE AT YOUR OWN DISCRETION AND RISK, AND THAT WE ARE NOT RESPONSIBLE FOR ANY DAMAGE TO YOUR PROPERTY (INCLUDING YOUR COMPUTER SYSTEM OR MOBILE DEVICE USED IN CONNECTION WITH THE SERVICE) OR ANY LOSS OF DATA, INCLUDING DAPP CONTENT.

THE LIMITATIONS, EXCLUSIONS, AND DISCLAIMERS IN THIS SECTION APPLY TO THE FULLEST EXTENT PERMITTED BY LAW. App.co does not disclaim any warranty or other right that App.co is prohibited from disclaiming under applicable law.

13.       Limitation of Liability

TO THE FULLEST EXTENT PERMITTED BY LAW, IN NO EVENT WILL THE APP.CO ENTITIES BE LIABLE TO YOU FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES (INCLUDING DAMAGES FOR LOSS OF PROFITS, GOODWILL, OR ANY OTHER INTANGIBLE LOSS) ARISING OUT OF OR RELATING TO YOUR ACCESS TO OR USE OF, OR YOUR INABILITY TO ACCESS OR USE, THE SERVICE, THE DAPPS, OR ANY MATERIALS OR CONTENT ON THE SERVICE, OR THE APP MINING PROGRAM, WHETHER BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE), STATUTE, OR ANY OTHER LEGAL THEORY, AND WHETHER OR NOT ANY APP.CO ENTITY HAS BEEN INFORMED OF THE POSSIBILITY OF DAMAGE.

EXCEPT AS PROVIDED IN SECTION 14.4 AND TO THE FULLEST EXTENT PERMITTED BY LAW, THE AGGREGATE LIABILITY OF THE APP.CO ENTITIES TO YOU FOR ALL CLAIMS ARISING OUT OF OR RELATING TO (I) THE USE OF OR ANY INABILITY TO USE ANY PORTION OF THE SERVICE OR THE DAPPS, (II) THE APP MINING PROGRAM, OR (III) OTHERWISE UNDER THESE TERMS, WHETHER IN CONTRACT, TORT, OR OTHERWISE, IS LIMITED TO $100.

EACH PROVISION OF THESE TERMS THAT PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES, OR EXCLUSION OF DAMAGES IS INTENDED TO AND DOES ALLOCATE THE RISKS BETWEEN THE PARTIES UNDER THESE TERMS. THIS ALLOCATION IS AN ESSENTIAL ELEMENT OF THE BASIS OF THE BARGAIN BETWEEN THE PARTIES. EACH OF THESE PROVISIONS IS SEVERABLE AND INDEPENDENT OF ALL OTHER PROVISIONS OF THESE TERMS. THE LIMITATIONS IN THIS SECTION 13 WILL APPLY EVEN IF ANY LIMITED REMEDY FAILS OF ITS ESSENTIAL PURPOSE.

14.       Dispute Resolution and Arbitration

14.1.           Generally. In the interest of resolving disputes between you and App.co in the most expedient and cost-effective manner, and except as described in Section 14.2, you and App.co agree that every dispute arising in connection with these Terms will be resolved by binding arbitration except for any disputes arising out of alleged breaches or violations of the federal and state Securities laws of the United States. Arbitration is less formal than a lawsuit in court. Arbitration uses a neutral arbitrator instead of a judge or jury, may allow for more limited discovery than in court, and can be subject to very limited review by courts. Arbitrators can award the same damages and relief that a court can award. This agreement to arbitrate disputes includes all claims arising out of or relating to any aspect of these Terms, whether based in contract, tort, statute, fraud, misrepresentation, or any other legal theory, and regardless of whether a claim arises during or after the termination of these Terms. YOU UNDERSTAND AND AGREE THAT, BY ENTERING INTO THESE TERMS, YOU AND APP.CO ARE EACH WAIVING THE RIGHT TO A TRIAL BY JURY OR TO PARTICIPATE IN A CLASS ACTION.

14.2.           Exceptions. Despite the provisions of Section 14.1, nothing in these Terms will be deemed to waive, preclude, or otherwise limit the right of either party to: (a) bring an individual action in small claims court; (b) pursue an enforcement action through the applicable federal, state, or local agency if that action is available; (c) seek injunctive relief in a court of law in aid of arbitration; or (d) to file suit in a court of law to address an intellectual property infringement claim.

14.3.           Arbitrator. Any arbitration between you and App.co will be settled under the Federal Arbitration Act and administered by the American Arbitration Association (“AAA”) under its Consumer Arbitration Rules (collectively, “AAA Rules”) as modified by these Terms. The AAA Rules and filing forms are available online at www.adr.org, by calling the AAA at 1-800-778-7879, or by contacting App.co. The arbitrator has exclusive authority to resolve any dispute relating to the interpretation, applicability, or enforceability of this binding arbitration agreement.

14.4.           Notice of Arbitration; Process. A party who intends to seek arbitration must first send a written notice of the dispute to the other party by certified U.S. Mail or by Federal Express (signature required) or, only if that other party has not provided a current physical address, then by electronic mail (“Notice of Arbitration”). App.co’s address for Notice is: Blockstack PBC, 101 W 23rd Street, Suite 224, New York, NY 10011. The Notice of Arbitration must: (a) describe the nature and basis of the claim or dispute; and (b) set forth the specific relief sought (“Demand”). The parties will make good faith efforts to resolve the claim directly, but if the parties do not reach an agreement to do so within 30 days after the Notice of Arbitration is received, you or App.co may commence an arbitration proceeding. All arbitration proceedings between the parties will be confidential unless otherwise agreed by the parties in writing. During the arbitration, the amount of any settlement offer made by you or App.co must not be disclosed to the arbitrator until after the arbitrator makes a final decision and award, if any. If the arbitrator awards you an amount higher than the last written settlement amount offered by App.co in settlement of the dispute prior to the award, App.co will pay to you the higher of: (i) the amount awarded by the arbitrator; or (ii) $10,000.

14.5.           Fees. If you commence arbitration in accordance with these Terms, App.co will reimburse you for your payment of the filing fee, unless your claim is for more than $10,000, in which case the payment of any fees will be decided by the AAA Rules. Any arbitration hearing will take place at a location to be agreed upon in New York County, New York, but if the claim is for $10,000 or less, you may choose whether the arbitration will be conducted: (a) solely on the basis of documents submitted to the arbitrator; (b) through a non-appearance based telephone hearing; or (c) by an in-person hearing as established by the AAA Rules in the county (or parish) of your billing address. If the arbitrator finds that either the substance of your claim or the relief sought in the Demand is frivolous or brought for an improper purpose (as measured by the standards set forth in Federal Rule of Civil Procedure 11(b)), then the payment of all fees will be governed by the AAA Rules. In that case, you agree to reimburse App.co for all monies previously disbursed by it that are otherwise your obligation to pay under the AAA Rules. Regardless of the manner in which the arbitration is conducted, the arbitrator must issue a reasoned written decision sufficient to explain the essential findings and conclusions on which the decision and award, if any, are based. The arbitrator may make rulings and resolve disputes as to the payment and reimbursement of fees or expenses at any time during the proceeding and upon request from either party made within 14 days of the arbitrator’s ruling on the merits.

14.6.           No Class Actions. YOU AND App.co AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN YOUR OR ITS INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. Further, unless both you and App.co agree otherwise, the arbitrator may not consolidate more than one person’s claims, and may not otherwise preside over any form of a representative or class proceeding.

14.7.           Modifications to this Arbitration Provision. If App.co makes any future change to this arbitration provision, other than a change to App.co’s address for Notice of Arbitration, you may reject the change by sending us written notice within 30 days of the change to App.co’s address for Notice of Arbitration, in which case your account with App.co will be immediately terminated and this arbitration provision, as in effect immediately prior to the changes you rejected will survive.

14.8.           Enforceability. If Section 14.6 is found to be unenforceable or if the entirety of this Section 14 is found to be unenforceable, then the entirety of this Section 14 will be null and void and, in that case, the parties agree that the exclusive jurisdiction and venue described in Section 15.2 will govern any action arising out of or related to these Terms.

14.9              The Blockstack Parties agree and acknowledge that nothing in these Terms shall be deemed to constitute a waiver of any Blockstack Party’s compliance with the federal securities laws and the rules and regulations thereunder, nor shall it constitute a waiver by the Participant of any of the Participant’s legal rights under applicable U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.  In addition, this Dispute Resolution and Arbitration section shall not apply to claims arising under the U.S. federal securities laws.

15.       Miscellaneous

15.1.           General Terms. These Terms, together with the Privacy Policy and any other agreements expressly incorporated by reference into these Terms, are the entire and exclusive understanding and agreement between you and App.co regarding your use of the Service. You may not assign or transfer these Terms or your rights under these Terms, in whole or in part, by operation of law or otherwise, without our prior written consent. We may assign or transfer these Terms at any time without notice or consent. The failure to require performance of any provision will not affect our right to require performance at any other time after that, nor will a waiver by us of any breach or default of these Terms, or any provision of these Terms, be a waiver of any subsequent breach or default or a waiver of the provision itself. Use of section headers in these Terms is for convenience only and will not have any impact on the interpretation of any provision. Throughout these Terms the use of the word “including” means “including but not limited to”. If any part of these Terms is held to be invalid or unenforceable, the unenforceable part will be given effect to the greatest extent possible, and the remaining parts will remain in full force and effect.

15.2.           Governing Law. These Terms are governed by the laws of the State of New York without regard to conflict of law principles. You and App.co submit to the personal and exclusive jurisdiction of the state courts and federal courts located within New York County, New York for resolution of any lawsuit or court proceeding permitted under these Terms that is not resolved pursuant to Section 15. We operate the Service from our offices in New York, and we make no representation that Materials included in the Service are appropriate or available for use in other locations.

15.3.           Privacy Policy. Please read the App.co Privacy Policy carefully for information relating to our collection, use, storage, disclosure of your personal information. The App.co Privacy Policy is incorporated by this reference into, and made a part of, these Terms.

15.4.           Additional Terms. Your use of the Service is subject to all additional terms, policies, rules, or guidelines applicable to the Service or certain features of the Service that we may post on or link to from the Service (the “Additional Terms”). Participation in the App Mining program is subject to the App Mining Participant Terms, available at https://app.co/mining/terms  and the Additional Agreement for Stacks Tokens incorporated therein, available at [link]. All Additional Terms, including the App Mining Participant Terms, are incorporated by this reference into, and made a part of, these Terms.

15.5.           Consent to Electronic Communications. By using the Service, you consent to receiving certain electronic communications from us as further described in our Privacy Policy. Please read our Privacy Policy to learn more about our electronic communications practices. You agree that any notices, agreements, disclosures, or other communications that we send to you electronically will satisfy any legal communication requirements, including that those communications be in writing.

15.6.           Contact Information. The Service is offered by Blockstack PBC, located at Blockstack PBC, 101 W 23rd Street, Suite 224, New York, NY 10011. You may contact us by sending correspondence to that address or by emailing us at support@app.co.

15.7.           Notice to California Residents. If you are a California resident, under California Civil Code Section 1789.3, you may contact the Complaint Assistance Unit of the Division of Consumer Services of the California Department of Consumer Affairs in writing at 1625 N. Market Blvd., Suite S-202, Sacramento, California 95834, or by telephone at (800) 952-5210 in order to resolve a complaint regarding the Service or to receive further information regarding use of the Service.

15.8.           No Support. We are under no obligation to provide support for the Service or any Dapp. In instances where we may offer support, the support will be subject to published policies.

15.9.           International Use. The Service is intended for visitors located within the United States. We make no representation that the Service is appropriate or available for use outside of the United States. Access to the Service from countries or territories or by individuals where such access is illegal is prohibited.

EXHIBIT B

THE PROGRAM TERMS FOR THE PROGRAM

App Mining Participant Terms

Your participation in App.co’s App Mining program (the “Program”) is subject to the following additional terms and conditions (the “App Mining Terms”), which are subject to, and hereby incorporated into, the App.co Terms of Service (“Terms of Service”). The Program is sponsored by Blockstack PBC, a Delaware public benefit corporation (“Blockstack”). By accepting these App Mining Terms, you agree that you have read, understood, and agree to be bound by these App Mining Terms and the Terms of Service and related policies (available at App.co) (collectively, the “Terms”) as updated from time to time, which, collectively, govern your participation in the Program and use of the Service. All capitalized terms used but not defined herein will have the meaning given to them in the Terms of Service.

BY ACCEPTING THESE TERMS, YOU ARE AGREEING THAT ALL DISPUTES WILL BE RESOLVED IN ACCORDANCE WITH SECTION 14 OF THE TERMS OF SERVICE. EXCEPT FOR CERTAIN DISPUTES DESCRIBED IN THAT SECTION 14, DISPUTES ARISING UNDER THESE TERMS WILL BE RESOLVED BY BINDING, INDIVIDUAL ARBITRATION. YOU ARE WAIVING THE RIGHT TO A TRIAL BY JURY OR TO PARTICIPATE IN ANY CLASS ACTION OR REPRESENTATIVE PROCEEDING. This provision shall not apply to claims arising under the U.S. federal securities laws.

1.              Program Overview.  When you submit your Blockstack-integrated application (the “App”) to the Program by submitting and registering your app at https://app.co/mining, Blockstack’s third-party app reviewers (“Reviewers”) will review and rank the App based on a combination of objective criteria and reviewer votes (as described further in Section 4), where Reviewers and eligible voters are instructed to assess the overall quality of the App and value to the Blockstack application ecosystem. Blockstack will determine voter eligibility in its sole discretion.  Each month, ranked apps (the “Ranked Apps”) will each be awarded a share of the total prize pool, in proportion to each Ranked Apps’ ranking (a “Payout”).

2.              Eligibility. You must be at least 18 years of age and the age of majority in your jurisdiction of residence to participate in the Program. Blockstack officers, directors, employees, agents, representatives and contractors, Reviewers, and any other individuals or entities involved in the development or administration of the Program, and immediate family members of the foregoing, are prohibited from participating (“Precluded Persons”).   Final determination of eligibility shall be made by Blockstack in its sole discretion.

3.              Submission of Apps. You must submit your App through the web site at https://app.co/mining prior to the end of the calendar month to be eligible to earn a Payout in that month. No payment or purchase of any kind is necessary to enter or earn a Payout; your Payout will be based on the quality of your App as indicated in these App Mining Terms.  Blockstack is not responsible for any problems with your App, including any issues associated with hardware, software, telephone, Internet, virus contamination, network, human error, electronic malfunctions, or any other technical problems; or delay, failure or malfunction of any kind relating to the Program.

4.              Reviewer Criteria.  Reviewers will review and rank your App and the other Dapps participating in the program using the criteria to be found here [link].

5.              Rules.

a.                   ANY ATTEMPT TO DELIBERATELY UNDERMINE THE LEGITIMATE OPERATION OF THE PROGRAM IS A VIOLATION OF CRIMINAL AND CIVIL LAWS, AND SHOULD SUCH AN ATTEMPT BE MADE, BLOCKSTACK RESERVES THE RIGHT TO SEEK DAMAGES AND PURSUE ALL OTHER REMEDIES AGAINST ANY YOU TO THE FULLEST EXTENT PERMITTED BY LAW.

b.                   Reviewers and other Precluded Persons are prohibited from submitting an App to the Program.  If your App is participating in the program, you cannot be a Reviewer or Precluded Person.

6.              Representations and Warranties. By submitting your App, you represent and warrant that:

a.                   You are the creator and owner of the App or are otherwise authorized to submit the App to the Program by the creator or owner of the App;

b.                   You are not a Precluded Person;

c.                    All information that you provide to us in connection with the Program is true and accurate.

7.              Payouts. The total prize amounts and allocation among Ranked Apps is subject to change. Payouts will be calculated on the 17th of each calendar month, and payments will be initiated with approximately 1 day after the calculation of the Payout.  If you are entitled to a Payout, then you will be notified through the Service and via the email address you provide when you submit the App. Payouts will be paid in Stacks Tokens, Bitcoin, or United States dollars, as Blockstack may decide in its sole discretion, and you must take all necessary steps to be able to receive any Payout.  Receipt of Stacks Tokens is subject to your compliance with the Additional Agreement for Stacks Tokens available at [link].  The Additional Agreement for Stacks Tokens is hereby incorporated by this reference into, and made a part of, these Terms.   You may not substitute your Payout for another prize, though Blockstack reserves the right to substitution something of equal or greater value.  Blockstack does not guarantee that the Payout can be made available to the Ranked Apps. If a Payout is unable to be fulfilled due to any applicable law, rule, or regulation, or if a Ranked App cannot claim the Payout for any reason, Blockstack reserves the right not to award the applicable Payout. The amount of any Payouts forfeited for any reason will not be redistributed to the remaining Ranked Apps. The right to receive a Payout cannot be transferred or assigned. You are solely responsible for any federal, state, local or other applicable taxes associated with your Payout, and you may be required to provide necessary tax-related information to receive your Payout, which also could be subject to withholding.

8.              Public Posting of Payouts.  You acknowledge and agree that all Payout amounts may be posted on the app.co website and other public sites or forums.  Such posting may include a link to a visible blockchain payment verifier, which will indicate your public Bitcoin or other token or currency address. You acknowledge that such a payment verifier or payout receipt may be used to identify your or your organization’s public Bitcoin or other token or currency’s address as well as the amount that was paid.  By participating in the Program, you agree that (i) we are free to make such a public posting of all payout amounts and payment verifiers, and (ii) we have no liability or responsibility for anything directly or indirectly related to such posting, including any third party’s use of such posting to identify you or your organization.

9.              Cancellation of the Program. Blockstack reserves the right at its sole discretion to suspend, cancel, modify or terminate the Program temporarily or permanently for any reason, including without limitation due to a force majeure event or technical failures, or any other causes which corrupt or affect the administration, security, fairness, integrity, or proper conduct of the Program.

10.       Term and Termination. By submitting an App, you agree to these App Mining Terms. Either party may terminate these App Mining Terms and your access to the Program on notice to the other party. App.co’s sole liability to you for termination of these App Mining Terms will be payment of any Payouts that you have earned but not received.

11.       General. These App Mining Terms will be governed by the laws of the State of New York, without regard to conflict of law principles. In the event of a conflict between these App Mining Terms and the Terms of Service or any other policies referenced therein, these App Mining Terms will prevail.